Exhibit 10.2

On June 11, 2008, Encorium Group, Inc. (“Encorium”) entered into a term sheet with Fine Success Investments, Ltd., a British Virgin Islands company doing business as Linkcon (“Linkcon”) and Chardan Capital, LLC (“Chardan”), pursuant to which, subject to certain conditions, Chardan will procure a loan for Encorium in the amount of $5,000,000 (the “Loan”) to make partial payment for the acquisition of Prologue Research International, in exchange for a promissory note from Encorium (the “Note”). Although the terms of the Note are not fully finalized, it is currently expected that it will be senior unsecured debt, bear interest at 10% and include warrants to purchase 500,000 shares of common stock of Encorium at an exercise price of $1.80 per share. It is also anticipated that principal and accrued interest on the Note will be payable upon the earlier of the consummation of Encorium's anticipated merger with Linkcon or 12 months from the date of the Note.